UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

 Date of report (Date of earliest event reported): October 26, 2018

SOUTH JERSEY GAS COMPANY

(Exact name of registrant as specified in its charter)

New Jersey	0-22211	21-0398330
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1 South Jersey Plaza, Folsom, NJ 08037

(Address of principal executive offices) (Zip Code)

(609) 561-9000

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act or Rule 12b-2 of the Exchange Act)

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On October 26, 2018, South Jersey Gas Company (the “Company”) entered into an unsecured, $400 million term loan credit agreement (the “Credit Agreement”), which is syndicated among eight banks, including PNC Bank, National Association, as administrative agent. Under the Credit Agreement, the Company can borrow up to an aggregate of $400 million from time to time until October 26, 2019. All loans under the Credit Agreement become due and payable on April 26, 2020. Any amounts repaid prior to the maturity date cannot be reborrowed.

In connection with entering into the Credit Agreement, the Company repaid all amounts outstanding under its 2017 term loan credit agreement, thereby concluding that agreement.

Subject to certain conditions set forth in the Credit Agreement, the Company may increase the Credit Facility from time to time by up to an additional maximum aggregate amount of $200 million, although no lender is obligated to increase its commitment.

The term loans bear interest at a variable base rate or a variable “LIBOR” rate based on the London interbank deposit market, at the Company’s election. Interest on base rate loans will be equal to the highest of: (a) the agent’s daily “prime rate,” (b) the Federal Funds Rate plus 0.5%; and (c) a rate related to the one-month LIBOR rate plus 1%, plus, in each case, an applicable margin that may range from zero to 0.05%, depending on the Company’s unsecured credit rating. Interest on LIBOR rate loans will be determined by reference to LIBOR plus an applicable margin that may range from 0.65% to 1.05%, depending on the Company’s unsecured credit rating.

The proceeds of the loans will be used for general corporate purposes, including, without limitation, repayment of debt, financing of capital expenditures and for working capital.

The Credit Agreement contains customary representations, warranties and covenants, including a financial covenant limiting the ratio of Indebtedness of the Company and its subsidiaries on a consolidated basis to Consolidated Total Capitalization of not more than 0.70 to 1.0 (as such terms are defined in the Credit Agreement), and customary events of default.

Many of the lenders under the Credit Agreement have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, lending and/or commercial banking services or other services for the Company or its affiliates, and affiliates or certain of these lenders have served in the past as underwriters in public offerings of securities by the Company or its affiliates, for which they have received, and may in the future receive, customary compensation and expense reimbursement.

A copy of the Credit Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 1.01. The foregoing summary of the Credit Agreement is qualified in its entirety by reference to the text of the Credit Agreement filed herewith.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

10.1	Term Loan Credit Agreement, dated as of October 26, 2018, among South Jersey Gas Company, the several lenders from time to time party thereto and PNC Bank, National Association, as Administrative Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTH JERSEY GAS COMPANY

Dated: October 31, 2018	By:	/s/ Ann T. Anthony
Name: Ann T. Anthony Title: Treasurer